Exhibit 99.1

Mack-Cali Issues $100 Million of Senior Unsecured Notes

CRANFORD, NJ—November 16, 2005—Mack-Cali Realty Corporation (NYSE: CLI) announced today that its operating partnership, Mack-Cali Realty, L.P., has sold $100 million of 10-year senior unsecured notes. The 5.80 percent notes are due January 15, 2016. The transaction is expected to settle on November 30, 2005.

The proceeds from the issuance of approximately $99 million will be applied to the repayment of outstanding borrowings under the Company’s unsecured credit facility and for general working capital.

Mitchell E. Hersh, president and chief executive officer, stated, “This transaction represents the continuation of Mack-Cali’s successful financing strategy and the financial community’s confidence in our Company.”

Citigroup, Banc of America Securities LLC and JPMorgan served as joint bookrunning managers on the issuance. An offering of these securities will be made only by means of a prospectus. Mack-Cali Realty Corporation is a fully-integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali currently owns or has interests in 271 properties, primarily office and office/flex buildings located in the Northeast, totaling approximately 30.2 million square feet. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of approximately 2,100 tenants. Additional information on Mack-Cali Realty Corporation is available on the Company’s Web site at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the headings “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

###

Contact Information:

Barry Lefkowitz Executive Vice President and Chief Financial Officer Mack-Cali Realty Corporation (908) 272-8000	OR	Virginia Sobol Vice President, Marketing & Public Relations Mack-Cali Realty Corporation (908) 272-8000